Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of June 22, 2006 (the “Effective Date”), by and among ELECTRONIC BILLBOARD TECHNOLOGY, INC., a Delaware corporation (the “Seller”), NANO-PROPRIETARY, INC., a Texas corporation (the “Stockholder”), NOVUS DISPLAYS, LLC, an Ohio limited liability company (the “Purchaser”), and NOVUS COMMUNICATION TECHNOLOGIES, INC., an Ohio corporation, the sole Member of Purchaser (the “Member”).

Background

Seller, Stockholder and Member have entered into that certain Patent Purchase Agreement dated as of the Effective Date regarding substantially all of the system and method patents and patent applications related thereto of Seller related to digital billboard networks and advertising therewith (the “Patent Purchase Agreement”).

Seller desires to sell and Purchaser desires to purchase substantially all of the remaining assets of Seller, not otherwise included in the Patent Purchase Agreement, including those related to the digital or electronic display business of Seller (the “Business”), all as more particularly described in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement and other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    CLOSING.

The closing of this Agreement (the “Closing”) will take place within five business days following the date on which the conditions set forth in this Agreement have been satisfied or duly waived or on such other date as the parties mutually agree, but in no event later than June 22, 2006 (the “Closing Date”).

2.    ASSETS TO BE PURCHASED.

On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign, set over and deliver to Purchaser all of Seller’s right, title and interest in and to those of following assets which Purchaser owns on the Closing Date (collectively, the “Purchased Assets”):

2.1 all Intellectual Property used in the Business or otherwise owned by Seller, including, but not limited to, the items listed and described on Exhibit A; as used herein, “Intellectual Property” includes:

(a)    registered and unregistered trademarks, service marks, trade dress, brands, logos, symbols, emblems and slogans, together with the goodwill associated with the foregoing and any applications to register the foregoing;

(b)    copyrights (including any registrations therefor), works of authorship, maskworks, schematics, proprietary information, know-how, trade secrets, computer software, technology, ideas, algorithms, methods, processes, and inventions;

(c)    patents and patent applications (and all patents issuing therefrom), including, but not limited to, those listed in Exhibit A, and all continuations, continuations-in-part, divisionals, reexaminations, reissues, extensions, and foreign counterparts, as well as all patents or patent applications claiming priority from any of the foregoing, and the right to claim priority to any of the foregoing (the assets described in this section 2.5(c) are referred to herein as the “Patent Assets”);

(d)    all documents and documentation (whether in written or electronic form), owned, possessed, in the custody of or under the control of Seller, which are related to the Intellectual Property, including, but not limited to, research documentation, inventors’ notebooks, prototypes, designs, software and similar materials, invention disclosure documents, and file histories for any patents and patent applications; and

(e)    the right to all causes of action (either in law or in equity) and the right to sue, counterclaim, cross-claim, and recover for past, present or future infringement, misappropriation or violation of the Intellectual Property (or any portion thereof) in the United States and throughout the world.

2.2 all competitor data, mailing lists and all sales, pricing, prototypes, samples, drawings, research notes, writings, experimental results, product development, business plans, market appraisals and information and other data, files, records and reports relating to the Purchased Assets or the Business;

2.3 any existing customer and supplier lists;

2.4 all software and computer hardware owned by Seller (whether or not listed on Exhibit A) and used in the Business or otherwise owned by Seller; and

2.5 all other miscellaneous assets of Seller that are used in Business.

3.    EXCLUDED ASSETS.

Notwithstanding any other provision of this Agreement, Seller shall retain and shall not transfer to Purchaser the following assets (the “Excluded Assets”):

3.1 all of Seller’s cash on hand as of the Closing Date;

3.2 all accounts receivable of Seller in existence at the time of Closing;

3.3 all system and method patents or patent applications (foreign or domestic) related thereto, owned or licensed by Seller, which are the subject of the Patent Purchase Agreement;

3.4 the organizational documents, including corporate minute books and stock books, having to do solely with the organization of Seller;

3.5 financial and accounting records of the Seller;

3.6 the corporate and trade name of Seller; and

3.7 other items of excluded assets as described in Exhibit B.

4.    PURCHASE PRICE; CASH TO CLOSE; DOCUMENTS TO BE DELIVERED AT CLOSING; CLOSING PROCEDURE.

4.1 Purchase Price. The total purchase price for the Purchased Assets payable hereunder shall be $500,000.00 (the “Purchase Price”) which shall be payable as follows: (i) $498,000.00 in cash at the Closing (the “Cash to Close”), (ii) $1,000.00 to each of Seller and Stockholder pursuant to the terms and conditions of the non-compete agreements between Purchaser and each of Seller and Stockholder in the form set forth on Exhibit C (the “Noncompete Agreements”); and (iii) a twenty-five percent (25%) membership interest in the Purchaser. All of the Cash to Close shall be paid in immediately available funds to Seller in the manner set forth on a closing statement that Purchaser prepares and delivers to Seller prior to the Closing (the “Closing Statement”). The parties hereby agree that the Closing Statement shall reflect an adjustment in favor of Purchaser in the amount of $200,000, which reflects the amount Purchaser has previously paid to Seller towards the Purchase Price.

4.2 Documents to be Delivered at Closing. The Noncompete Agreements, the Bill of Sale and Assignment and Assumption Agreement (as defined below), the Intellectual Property Assignment and Assumption Agreements (as defined below), the Operating Agreement of Purchaser (as defined below) and any other agreements, documents, or instruments that this Agreement contemplates are collectively referred to in this Agreement as the “Collateral Agreements.”

4.2.1  At the Closing, Seller shall deliver to Purchaser:

(a) (i) documents in form and substance satisfactory to counsel for Purchaser evidencing releases of any liens, claims, pledges, security interests or other encumbrances (collectively, the “Liens”) on any of the Purchased Assets, (ii) such other instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to convey, transfer and assign to Purchaser good and marketable title to the Purchased Assets, free of all Liens;

(b) a copy of the text of the resolutions adopted by the board of directors of Seller and the Stockholder authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated in this Agreement, duly certified by Seller’s secretary or assistant secretary to the effect that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(c) a certificate of good standing of Seller from the secretary of state of the state where Seller is incorporated and in each other jurisdiction in which Seller conducts business;

(d) an incumbency certificate executed on behalf of Seller by its secretary certifying the signature and office of each officer executing this Agreement and the other documents and instruments contemplated in this Agreement;

(e) a certificate that an officer of Seller executes, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2; and

(f) a receipt for the Cash to Close.

4.2.2 At the Closing, Purchaser will deliver to Seller:

(a) the Cash to Close;

(b) the Closing Statement;

(c) a copy of the text of the resolutions adopted by the sole member of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated in this Agreement, duly certified by Purchaser’s secretary or assistant secretary to the effect that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d) a certificate of good standing of Purchaser from the secretary of state of the state where Purchaser is organized and in each other jurisdiction in which Purchaser conducts business;

(e) an incumbency certificate executed on behalf of Purchaser by its secretary certifying the signature and office of each officer or representative executing this Agreement and the other documents and instruments contemplated in this Agreement; and

(f) a certificate that an officer of Purchaser executes, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2.

4.2.3  At the Closing, the parties shall deliver to each other the following:

(a) the Noncompete Agreement;

(b) the operating agreement of Purchaser which reflects the ownership by Seller of a 25% membership interest and the ownership by Advanced Technology Incubator, Inc. ("ATI") of a 5% membership, in a form satisfactory to Purchaser, Seller and Member (the “Operating Agreement”);

(c) a bill of sale and assignment and assumption agreement pursuant to which, as of the Closing Date, Seller will assign to Purchaser all the Purchased Assets, and Purchaser will assume the Assumed Liabilities (as defined below), substantially in the form set forth on Exhibit D (“Bill of Sale and Assignment and Assumption Agreement”); and

(d) individual instruments of assignment or transfer by country and corporate owner, of the patents, trademarks and copyrights which constitute the Intellectual Property, sufficient to convey and vest full legal and equitable title in the Intellectual Property to the Purchaser, in recordable form, if not already registered or applied for in the name of the Purchaser (the “Intellectual Property Assignment and Assumption Agreements”).

5.    REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER.

Seller and Stockholder, jointly and severally, represent and warrant to Purchaser and Member that, except as may be set forth in particularity and in detail on the disclosure schedules attached to this Agreement, which shall be arranged in paragraphs corresponding to the numbered paragraphs in this Section 5 (the “Disclosure Schedules”), the following statements are true and correct as of this date and will be true and correct as of the Closing Date:

5.1    Organization; Good Standing; Ownership. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Stockholder holds of record and owns beneficially 1,000 shares of Seller's common stock, constituting all of the issued and outstanding shares of Seller's capital stock.

5.2    No Violation. The execution and delivery of this Agreement, the Collateral Agreements and any documents and agreements that Seller or Stockholder are to execute and deliver pursuant to this Agreement to consummate the transactions contemplated hereby do not and will not (i) to the knowledge of Seller and Stockholder, violate any provision of the terms of any applicable law, rule or regulation of any governmental body having jurisdiction, the violation of which would have a material adverse effect on Seller or Stockholder, (ii) conflict with or result in a breach of any provision of Seller’s articles of incorporation or bylaws or result in a default under any of the terms, conditions or provisions of, or result in the breach of, conflict with, or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation of any nature whatsoever, whether written or oral, to which Seller or Stockholder is a party, or (iii) to Seller’s or Stockholder’s knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, Stockholder or any of their respective properties or assets in a manner that would have a material adverse effect on Seller or Stockholder.

5.3    Authorization and Validity. The execution, delivery, and performance of this Agreement and the Collateral Agreements by Seller have been (or prior to the Closing will be) duly and validly authorized and approved by all necessary action on the part of Seller, and this Agreement and the Collateral Agreements are legally binding upon and enforceable against Seller and Stockholder in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

5.4    Marketable Title; No Liens. Seller has good and marketable title to the Purchased Assets, free and clear of all Liens, except for Liens set forth in Schedule 5.4 to be satisfied at Closing. Purchaser shall transfer to Purchaser at Closing good and marketable title to the Purchased Assets, and the Purchased Assets shall be free from all Liens.

5.5    Condition of Purchased Assets. The Purchased Assets are all of the assets, except for those assets subject to the Patent Purchase Agreement, which Seller currently uses for the operation of the Business. To the extent applicable, the Purchased Assets are in a good state of repair, reasonable wear and tear only excepted and meet and fulfill the requirements of all applicable safety, environment, building, zoning, fire, health and other laws and ordinances and rules and regulations affecting the same.

5.6    Contracts. Seller has no existing contracts or licenses.

5.7    Real Property/Environmental Matters. Seller does not, and has not, leased or owned any real property. Seller is unaware of any circumstance that would have created any obligation of Seller with regard to any environmental liabilities or obligations.

5.8    Labor and Employment Matters. Seller has had no employees since 2002. Seller has at all times been in compliance with all applicable laws respecting employment and employment practices and the terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination; equal employment opportunity; immigration; social security; Medicare and other similar taxes; occupational safety and health; the Worker Adjustment and Retraining Notification Act (or other similar state or local statute or regulation ); and unfair labor practices. Seller has never been a party to any pension, retirement, profit sharing, bonus or other benefit plan, arrangement or understanding applicable to any of its employees.

5.9    Solvency. Stockholder is the sole creditor of Seller. Seller and Stockholder shall not cause Seller to file for bankruptcy protection within ninety days from the Closing Date.

5.10    Financial Statements. The annual and interim financial statements and other financial information related to the Purchased Assets delivered to Purchaser prior to the date hereof, (i) present fairly in all material respects the financial position and results of operations of the Business as of the date of such financial statements, and (ii) are true and correct and in accordance with the books of account and records of the Business.

5.11    Litigation. There are no claims, lawsuits, actions, arbitrations or other proceedings pending with respect to this Agreement and the transactions contemplated hereby. Other than as set forth on Schedule 5.11, there are no claims, lawsuits, actions, arbitrations or other proceedings or governmental investigations pending or, to the knowledge of Seller and Stockholder, threatened against Seller or any of its officers, directors, employees or affiliates involving, affecting or relating to Seller, Stockholder, the Business or the Purchased Assets (collectively, the “Claims”). The information contained on each Claim set forth on Schedule 5.11, includes: (i) the name of each party to the

Claim; (ii) the monetary amount being demanded by each party to the Claim; (iii) if there are demands for something other than monetary damages, a description of the relief being sought; (iv) a caption name and case number for the Claim; (v) the court or administrative agency where such Claim is pending; (vi) the status of the Claim, including if any settlement discussions have occurred; and (vii) if such Claim is covered by insurance and if so, the name of the insurance carrier, and whether or not the insurance carrier has reserved any rights with respect to such Claim. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller or the Business.

5.12    Intellectual Property. With respect to the Intellectual Property:

5.12.1 Seller is the owner of the Intellectual Property free and clear of any Liens, encumbrances or defects in title, and Seller has the right to use the same in the conduct of the Business and to assign such rights to Purchaser;

5.12.2 Seller has no licensed Intellectual Property;

5.12.3 Except for patent prosecution activities, no proceedings or actions before any court or tribunal (including the USPTO or equivalent authority anywhere in the world) have been instituted, are pending or, to the knowledge of Seller or Stockholder, threatened which challenge any rights with respect to the validity or enforceability of the Intellectual Property, or which in any way relate to the Intellectual Property;

5.12.4 No issued patent or pending patent application has been or is now involved in any interference, reissue, reexamination or opposition proceeding, and, to the knowledge of Seller or Stockholder, there is no potentially interfering patent or patent application owned by any third party;

5.12.5 To the knowledge of Seller or Stockholder, all patents, patent applications, registered trademarks and service marks, and copyrights included in the Intellectual Property are valid, enforceable and subsisting;

5.12.6 To the knowledge of Seller or Stockholder, there are no defects in the prosecution of the Patent Assets and all duties of disclosure owed to the USPTO (or equivalent patent authority anywhere in the world) have been fulfilled in the prosecution of the Patent Assets;

5.12.7 To the knowledge of Seller or Stockholder, there has been no fraud or inequitable conduct during the prosecution of the Patent Assets;

5.12.8 Except as set forth on Schedule 5.12.8, to the knowledge of Seller or Stockholder, there is no unauthorized use, disclosure, infringement or misappropriation of the Intellectual Property;

5.12.9 To the knowledge of Seller or Stockholder, neither Seller nor the Intellectual Property (including the practice of any claimed invention in the Patent Assets) is infringing upon or otherwise violating the rights of others (including, but not limited to, the patent rights of any other party);

5.12.10 Except for patent prosecution activities, the validity, enforceability, scope, content or title of any Intellectual Property has not been challenged, questioned or threatened by any third party, in any way (including, but not limited to, the patentability of any claimed invention in a patent application);

5.12.11 The patents and patent applications identified in Exhibit A are currently in compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees), and are not subject to any maintenance fees, taxes or actions falling due prior to within thirty (30) days after the Closing Date;

5.12.12 The Intellectual Property is not subject to any outstanding order, decree, judgment, stipulation or charge;

5.12.13 No licenses, sublicenses or agreements granting rights in any of the Intellectual Property have been granted or entered into by Seller, or will be granted or entered into by Seller other than to Purchaser or its designee;

5.12.14 To the extent necessary to effectuate the transaction contemplated hereby, Seller has secured valid written assignments from all consultants, employees and others who contributed to the creation or development of Intellectual Property of the rights to such contributions that Seller does not already own by operation of law;

5.12.15 Seller is not obligated to pay any royalties or make similar payments in respect of the Intellectual Property; and

5.12.16 The Intellectual Property is all of the intellectual property used in the Business and that is needed to operate the Business, and Exhibit A is a complete list of all issued patents and pending patent applications included in Intellectual Property.

5.13    Approvals. There are no registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Seller or Stockholder with, to or from any person or governmental authority in order to consummate the transactions contemplated herein.

5.14    Insurance. Seller has no insurance policies which cover the Business or any of Seller’s assets. Neither Seller nor Stockholder has received any notice of a (a) cancellation or termination of any insurance policy covering Seller or its assets, or (b) refusal of coverage or that a defense will be afforded with reservation of rights.

5.15    No Material Adverse Change. Since March 8, 2006, (i) there has not been any material adverse change in the business, assets, financial condition, or results of operations of Seller, and (ii) Seller has operated the Business consistent with past practices of the Business in the last three years.

5.16    Taxes. Seller has duly and timely filed (taking into account any extensions granted with respect thereto) all Tax Returns (as defined below) required to have been filed by, or with respect to, Seller. All such Tax Returns are true, complete and correct. All Taxes (as defined below) required to have been paid by (or presently claimed by any governmental authority to be due from) Seller, or with respect to a period covered by a Tax Return of Seller, whether or not shown on any Tax Return of Seller, have been paid or are shown on the balance sheet included in the financial statements of Seller that Seller has previously delivered to Purchaser.“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document filed or required to be filed with a governmental authority in connection with any Tax. “Tax” means: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, together with any interest and any penalty, or additional amount imposed by any governmental authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, unclaimed property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign).

5.17    Disclosure. All information, schedules, documents and other materials delivered to the Purchaser by or on behalf of the Seller are true, correct and complete in all material respects. Seller has provided Purchaser with all material information it possesses, whether in written or non-written form, related to the Purchased Assets. Seller does not have knowledge of any fact that has specific application to Seller or the Purchased Assets (other than general economic or industry conditions) and that may materially adversely affect the Purchased Assets or the Business that has not been otherwise set forth in this Agreement. Seller has not knowingly provided access to any non-public information associated with the Purchased Assets or the Seller’s Business to any third party other than its authorized representatives.

5.18    Seller’s and Stockholder’s representations and warranties contained in this Agreement will survive the Closing Date for a period of two (2) years; provided that the representations and warranties contained in Sections 5.12 and 5.11 will survive the Closing for a period equal to the relevant statute of limitations plus sixty days. Seller’s covenants will survive indefinitely unless otherwise stated in the individual covenant. The limitations on the survival of representations and warranties in this Agreement shall not limit any rights, causes of action or other claims Purchaser may have against Seller under common law, equity, statute or regulation.

5.19    For purposes of all of the Representations and Warranties made by the Seller or Stockholder herein, any reference to the word(s) “knowledge” or “to the best of Seller’s or Stockholder’s knowledge” shall refer to the actual knowledge of Marc Eller, Zvi Yaniv and Douglas Baker, upon reasonable investigation or inquiry, as of the date of this Agreement.

6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

6.1 Good Standing and Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Ohio.

6.2 Authority and Validity. The execution, delivery, and performance of this Agreement and the Collateral Agreements by Purchaser have been (or prior to the Closing will be) duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement and the Collateral Agreements are legally binding upon and enforceable against Purchaser in accordance with their terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

6.3 No Violation. The execution and delivery of this Agreement and the documents and agreements to be executed and delivered pursuant to this Agreement to consummate the transactions contemplated hereby do not and will not (i) to the knowledge of Purchaser, violate any provision of the terms of any applicable law, rule or regulation of any governmental body having jurisdiction, (ii) result in a default under any of the terms, conditions or provisions of, or result in the breach of, or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation of any nature whatsoever to which Purchaser is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its property or assets, and are enforceable in accordance with their terms.

6.4 Litigation. There are no claims, lawsuits actions, arbitrations or other proceedings pending or, to the knowledge of Purchaser, threatened by or against Purchaser with respect to this Agreement, or which would materially affect the consummation of the transactions contemplated hereunder or any of the representations and warranties contained herein.

Purchaser’s representations and warranties contained in this Agreement will survive the Closing Date for a period of two (2) years. The limitations on the survival of representations and warranties in this Agreement shall not limit any rights, causes of action or other claims Seller may have against Purchaser under common law, equity, statute or regulation. Purchaser’s covenants will survive indefinitely unless otherwise stated in the individual covenant.

7.    CERTAIN PRE-CLOSING COVENANTS.

From the Effective Date through the Closing Date:

7.1 Conduct of Business. Seller shall carry on its business in the usual and normal course consistent with its past business practices and industry standards. Except with prior written consent of Purchaser, Seller shall not purchase any asset, or enter into any contract or agreement involving more than $1,000.

7.2 Access. Seller shall permit Purchaser and its representatives to have full access to Seller’s auditors and legal counsel and to all books and records of Seller at reasonable hours. Seller shall furnish Purchaser with such financial and operating data and other information with respect to any of the Purchased Assets as Purchaser may from time to time request.

7.3 Maintenance of Purchased Assets. Seller shall maintain the Purchased Assets in good state of repair, reasonable wear and tear only excepted, and meet the requirements of all applicable safety, environment, building, zoning, fire, health and other laws, ordinances, rules and regulations affecting same.

7.4 No Indebtedness. Seller will not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for any reason whatsoever, except in the ordinary course of business.

7.5 Accounting Practices. Seller shall maintain its accounting books, records and accounts in accordance with customary practices, consistently applied, and shall not make any change in any method of accounting or accounting principle, method, estimate or practice. Seller shall maintain all other files and records consistent with past practice.

7.6 Corporate Existence. Seller shall maintain its corporate existence and powers, shall not make any change in its articles of incorporation or bylaws and shall not dissolve or liquidate.

7.7 No Disposal of Purchased Assets. Except pursuant to the terms of any contract executed on or before the Effective Date and made known to Purchaser, or upon the direction of Purchaser, Seller shall not dispose of any of the Purchased Assets or enter into or assume any obligation with respect thereto, or modify or amend in any material respect, or terminate, any contract, agreement, lease, license or commitment which is part of the Purchased Assets, except as expressly contemplated by this Agreement. Seller shall not subject any of the Purchased Assets to any Liens, or suffer any Liens to exist.

7.8 No Breach. Neither Seller nor Stockholder shall knowingly do any act or omit to do any act that will cause a breach of any contract, agreement, obligation, lease, license or commitment included in the Purchased Assets.

7.9 Notice of Certain Events. Seller and Stockholder shall promptly notify Purchaser in writing of any threatened lawsuit, or claim against Seller or Stockholder relating to the business of Seller, or any adverse change or any projected or threatened adverse change to Seller or the Purchased Assets.

7.10 Maintenance of Insurance. Seller shall keep in full force and effect insurance (including casualty and public liability policies) comparable in amount, scope and coverage maintained with respect to the Business as of the Effective Date.

7.11 Obtaining Consents. Seller shall obtain any and all necessary consents and Approvals of creditors, whether secured or unsecured, or other third parties with respect to the transactions contemplated by this Agreement.

7.12 Representations and Warranties. Seller, Stockholder and Purchaser shall not take any action which would cause any of the representations or warranties made in this Agreement not to be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representation or warranty had been made on and as of the Closing Date, except for changes in any such representation or warranty approved in writing by Purchaser or Seller (as the case may be). Seller, Stockholder and Purchaser shall not agree to take any actions prohibited by this Section 7.12.

7.13 Joint Ventures. Seller shall not enter into any joint venture or partnership.

7.14 Notice of Damages. Seller shall give prompt written notice to Purchaser of any damage to or destruction or loss of any Purchased Assets occurring prior to Closing which exceeds or may exceed an aggregate of $5,000.

7.15 Public Statements. Seller, Stockholder and Purchaser hereby agree to make the public statement or press release set forth on Exhibit E at Closing, and no other public statement or release with respect to this Agreement and the transactions contemplated hereby shall be made by either Seller or Purchaser before or after the Closing Date without the prior written consent of such other party.

7.16 Notice Concerning Miscellaneous Contract and Licenses. Seller shall give prompt written notice to Purchaser of any occurrence, condition or act of which Seller becomes aware indicating that any of the other parties to the Miscellaneous Contract or Licenses intend to or is considering termination, non-renewal, a material reduction in the volume of, or refusal to consent to Seller’s assignment to Purchaser of any such contract prior to the end of its stated term.

8.    COVENANTS WHICH INCLUDE POST CLOSING ACTIONS.

8.1 Taxes. From and after the Effective Date, except for Taxes contested in good faith and by appropriate proceedings diligently conducted, Seller shall pay all Taxes levied against Seller or Stockholder or upon their properties and the Business, relating to events or time periods prior to the Closing Date, as they become due, and shall timely file all returns relating to such Taxes.

8.2 Access to Books and Records. Following the Closing, Seller and Purchaser shall allow each other access to available books and records of the Business as either shall reasonably request.

8.3 Notice to Customers. At Purchaser’s written request, Seller shall deliver to Purchaser or directly to any of Seller’s former customers or suppliers (i.e., those with which Seller has carried on any business activity within the 24 month period prior to the Effective Date), a letter prepared by Purchaser and executed by Seller, pursuant to which Seller shall advise each addressee that the Purchased Assets have been sold to Purchaser.

8.4 Disclosure. Except as required by law, neither Seller, Stockholder nor Purchaser will, without the prior consent of the other parties, disclose any of the terms of this Agreement other than as set forth on Exhibit E to any third party, other than a party’s accountants, attorneys and advisors. Notwithstanding the foregoing, either party may file any documents it is legally required to file with the Securities and Exchange Commission upon timely notice to and consultation with the other party, it being understood that it is the intent of the parties to limit the disclosure of confidential information to the extent legally possible.

8.5 No Solicitation. Seller and Stockholder agree that neither they, nor any of their affiliates, nor any of their respective directors, executive officers, agents or representatives will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Seller or the acquisition of all or any significant part of the assets or capital stock (including, but not limited to, a control position voting interest) of Seller (an “Acquisition Transaction”), (ii) negotiate or otherwise engage in discussions with any person or entity with respect to any Acquisition Transaction, or that may reasonably be expected to lead to a proposal for an Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction, in the case of each clauses (i), (ii) and (iii) other than in connection with the transactions with Purchaser contemplated by this Agreement. Seller and Stockholder agree to promptly advise Purchaser of any inquiries or proposals received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with, Seller, Stockholder, their affiliates, or any of their respective directors, executive officers, agents or representatives, in each case from a person or entity (other than Purchaser) with respect to an Acquisition Transaction.

8.6 Consulting Agreement. After the Closing Date, Purchaser and Stockholder shall enter into a consulting agreement in substantially the form attached hereto as Exhibit F with respect to certain employees of Stockholder the identity of which the parties shall mutually agree upon.

9.    CONDITIONS TO SELLER’S AND STOCKHOLDER’S OBLIGATION TO CLOSE.

The obligation of Seller and Stockholder to consummate this Agreement and the Collateral Agreements is subject to the satisfaction of the following conditions, unless waived by Seller and Stockholder:

9.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct except where the failure to be true and correct would not cause a material adverse change on Purchaser taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a material adverse change as a result of any inaccuracy of a representation or warranty of Purchaser, such representation or warranty shall be read as if it were not qualified by “material” or “material adverse change” or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date).

9.2 Performance of Obligations. Purchaser shall have performed each obligation required to be performed by it under this Agreement prior to the Closing Date in all material respects.

9.3 Deliverables. Seller shall have received from Purchaser those items set forth in Sections 4.2.2 and 4.2.3.

9.4 No Proceedings. No action or proceeding against Purchaser, Seller or Stockholder shall have been instituted or, to the knowledge of the parties, threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement and the Collateral Agreements or divestiture by Purchaser of any business purchased hereunder or any of the Purchased Assets or impose material restrictions on the way Purchaser operates the Purchased Assets following the Closing.

9.5 Contemporaneous Closing. The closing of the transactions contemplated by the Patent Purchase Agreement shall have occurred.

10.    CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.

The obligation of Purchaser to consummate this Agreement and the Collateral Agreements is subject to the satisfaction of the following conditions, on or before the Closing Date unless waived by Purchaser:

10.1    Accuracy of Representations and Warranties. The representations and warranties of Seller and Stockholder contained in this Agreement shall be true and correct except where the failure to be true and correct would not cause a material adverse change on Seller taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a material adverse change as a result of any inaccuracy of a representation or warranty of Seller or Stockholder, such representation or warranty shall be read as if it were not qualified by “material” or “material adverse change” or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date).

10.2    Performance of Obligations. Seller and Stockholder shall have performed each obligation required to be performed by it under this Agreement prior to the Closing Date in all material respects.

10.3    Deliverables. Purchaser shall have received from Seller and Stockholder those items set forth in Sections 4.2.1 and 4.2.3.

10.4    No Proceedings. No action or proceeding against Purchaser, Seller or Stockholder shall have been instituted or, to the knowledge of the parties, threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement and the Collateral Agreements or divestiture by Purchaser of any business purchased hereunder or any of the Purchased Assets or impose material restrictions on the way Purchaser operates the Purchased Assets following the Closing.

10.5    Satisfaction of Creditors and Taxing Authorities. Seller shall have notified Purchaser of, and paid or otherwise dealt to Purchaser’s reasonable satisfaction with, any and all demands made by any creditor or taxing authority regarding obligations of Seller.

10.6    Release of Liens. Seller shall have obtained a release of any and all security interests and Liens affecting the Purchased Assets and shall have delivered transfer documents satisfactory in form and substance to counsel for Purchaser assigning and conveying all such assets free and clear of any and all mortgages, Liens, pledges, charges, adverse claims or encumbrances of any nature whatsoever.

10.7    No Material Adverse Change. There shall not have occurred any material adverse change in the business, operations, result of operations, projected contract revenue or financial condition of Seller.

10.8    No Damage. There shall not have occurred a loss of or damage to the Purchased Assets in the aggregate over $5,000.00, unless Seller has replaced the damaged, stolen or lost Purchased Assets to the reasonable satisfaction of Purchaser prior to Closing.

10.9    Approvals. Seller shall have obtained all consents and approvals necessary to effectuate the transactions contemplated by this Agreement and the Collateral Agreements.

10.10       Contemporaneous Closing. The closing of the transactions contemplated by the Patent Purchase Agreement by and between Seller and Member shall have occurred.

10.11       Due Diligence. Purchaser shall be satisfied in its sole discretion with the results of its due diligence investigation of the Business.

10.12        ATI Contribution Agreement. Purchaser shall have entered into a contribution agreement with ATI, in a form satisfactory to Purchaser and its counsel, in their sole discretion, for the technology under that certain patent assignment and royalty agreement, by and between Seller and ATI (the "Patent Assignment Agreement"). Seller and ATI shall have terminated the Patent Assignment Agreement and ATI shall become party to the Operating Agreement of Purchaser.

11.    TERMINATION.

11.1    Right To Terminate. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

11.1.1 Mutual Consent. By mutual written consent of Purchaser and Seller;

11.1.2 By Purchaser. By Purchaser, if any of the conditions set forth in Section 10 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Purchaser);

11.1.3 By Seller. By Seller, if any of the conditions set forth in Section 9 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by any of the Seller or Stockholder);

11.1.4 Termination Date. By either Purchaser or the Seller, if the transactions contemplated hereby are not consummated on or before July 16, 2006; provided that, any such termination shall not in any way prejudice Purchaser’s or Seller’s rights to seek specific performance or other injunctive relief after such termination;

11.1.5 Breach of Covenant. By either Purchaser or Seller, if the other party (or Stockholder, in case of a termination by Purchaser) shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 30 days after notice from the party wishing to terminate; provided, that the party seeking such termination (or Stockholder in the case of Seller) shall not also then be in material breach of this Agreement; and, provided, further, that any material breach of the provisions of Section 8.5 shall entitle Purchaser to an immediate right to termination without any notice or cure requirement;

11.1.6 Breach of Representations and Warranties. By either Purchaser or Seller, if the other party (or Stockholder in the case of termination by Purchaser) shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a material adverse change on such party, and such breach either is incapable of cure or is not cured within 30 days after notice from the party wishing to terminate; provided, that the party seeking such termination (or Stockholder in the case of Seller) shall not also then be in material breach of this Agreement; or

11.1.7 Order or Action by Governmental Entity. By either Purchaser or Seller, if a governmental entity shall have issued a non-appealable final order or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

11.2    Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, then this Agreement shall become null and void and of no further force and effect and no party shall be obligated to any other party hereunder; provided, however, that termination shall not affect (a) the rights and remedies available to a party as a result of the breach by the other party or parties hereunder or (b) the provisions of Sections 7.15, 8.4 and 18.12 and any provisions concerning indemnification for broker’s or similar fees, or this Section 11.2.

12.    INDEMNIFICATION.

12.1    Seller Indemnification. Seller and Stockholder, jointly and severally, agree to indemnify, defend, release, and hold Purchaser and Member and their affiliates, subsidiaries or related companies, member and their directors, officers and employees harmless from and against any and all damages, losses, penalties, interest obligations, liabilities (including tax liabilities), claims, judgments, causes of action, deficiencies, costs, clean up costs, and expenses (including reasonable attorneys’ fees and other costs) (“Damages”) asserted against, incurred or required to be paid by Purchaser on account of or incident or pursuant to: (i) breach of any representation or warranty made by Seller or Stockholder in this Agreement, the Collateral Agreements or in any document delivered by Seller or Stockholder pursuant to or in connection with this Agreement; (ii) breach of any covenant or obligation made by Seller or Stockholder in this Agreement, the Collateral Agreements or any document delivered by Seller or Stockholder pursuant to or in connection with this Agreement; (iii) the business or operations of Seller or any conduct or failure to act of Seller (or any of its employees or agents) before, at or after the Closing including any tax liability resulting therefrom; (iv) the ownership, maintenance, use or operation of the Purchased Assets prior to or on the Closing Date; (v) releases, spills, discharges or leaks of oil, fuel, regulated, hazardous, or toxic substances, or other pollutants of any kind in or on any real property owned, leased, operated or used by Seller that occurred on or before the Closing Date; (vi) the unauthorized disclosure of any terms of this Agreement or the transaction contemplated hereby; and (vii) any broker’s or finders fees due and payable to any third party arising out of this Agreement or the transactions contemplated hereby where such party claims that it entered into an agreement with Seller or Stockholder.

12.2    Purchaser Indemnification. Purchaser agrees to indemnify, defend, release, and hold Stockholder and Seller and their directors, officers and employees, as applicable, harmless from and against any and all Damages asserted against, incurred or required to be paid by Stockholder or Seller on account of or incident to: (i) the breach of any representation or warranty made by Purchaser in this Agreement, the Collateral Agreements or in any document delivered pursuant to or in connection with this Agreement; (ii) the breach of any covenant or obligation made by Purchaser in this Agreement, the Collateral Agreements or in any document delivered pursuant to or in connection with this Agreement; (iii) the business or operations of Purchaser before, at or after the date of this Agreement; (iv) the ownership, maintenance, use, or operation of the Purchased Assets after the Closing Date; (v) the unauthorized disclosure of any terms of this Agreement or the transaction contemplated hereby; and (vi) any broker’s or finders fees due and payable to any third party arising out of this Agreement or the transactions contemplated hereby where such party claims that it entered into an agreement with Purchaser.

13.    INDEMNIFICATION PROCEDURE.

13.1    With respect to any matter for which indemnification is claimed by Purchaser, Purchaser will promptly notify Seller and Stockholder in writing after Purchaser becomes aware of it, and Seller and Stockholder will promptly and diligently defend, contest, settle, compromise, or otherwise protect against any such suit, action, investigation, claim or proceeding at their own cost and expense; provided, however, that Seller and Stockholder shall not, without the prior written consent of Purchaser, consent to an entry of judgment or enter into any settlement (i) which does not include an unconditional release of Purchaser from all liability, or (ii) which requires action on the part of Purchaser or otherwise subjects Purchaser to any obligation or restriction to which it would not otherwise be subject. Any delay or failure to so notify Seller or Stockholder will only relieve Seller or Stockholder of their obligations hereunder to the extent, if at all, that they or the proceedings are prejudiced by reason of such delay or failure. Purchaser will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; however, Seller and/or Stockholder will be entitled to control the defense unless Purchaser has relieved Seller or Stockholder in writing from liability with respect to the particular matter. If Seller and Stockholder request that Purchaser participate in the defense and if Purchaser so elects, at Purchaser’s option, Seller and Stockholder will reimburse Purchaser for its expenses and the cost of providing assistance at the request of Seller or Stockholder, including, without limitation, reasonable attorneys’ fees and investigation expenses. If Seller and Stockholder do not timely defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding after receipt of the required notice from Purchaser, Purchaser will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover all Damages as a result of such suit, action, investigation, claim, proceeding, compromise, or settlement.

13.2    With respect to any matter for which indemnification is claimed by Seller or Stockholder, Seller or Stockholder will promptly notify Purchaser in writing after Seller or Stockholder becomes aware of it, and Purchaser will promptly and diligently defend, contest, settle, compromise, or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense; provided, however, that Purchaser shall not, without the prior written consent of Seller and Stockholder, consent to an entry of judgment or enter into any settlement (i) which does not include an unconditional release of Seller and Stockholder from all liability, or (ii) which requires action on the part of Seller and Stockholder or otherwise subjects Seller and Stockholder to any obligation or restriction to which it would not otherwise be subject. Any delay or failure to so notify Purchaser will only relieve Purchaser of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Seller or Stockholder will have the right, but not the obligation, to participate, at their own expense, in the defense by counsel of their own choosing; however, Purchaser will be entitled to control the defense unless Seller or Stockholder have relieved Purchaser in writing from liability with respect to the particular matter. If Purchaser requests that Seller or Stockholder participate in the defense and if Seller or Stockholder so elect, at Seller’s or Stockholder’s option, Purchaser will reimburse Seller or Stockholder for their expenses and the cost of providing assistance at the request of Purchaser, including, without limitation, reasonable attorneys’ fees and investigation expenses. If Purchaser does not timely defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding after receipt of the required notice from Seller or Stockholder, Seller or Stockholder will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover all Damages from Purchaser as a result of such suit, action, investigation, claim, proceeding, compromise, or settlement.

14.    RIGHT OF SET OFF; CAP.

14.1    The Purchaser shall be entitled to offset any amount payable under the Non-Compete Agreements or any claim for indemnity made pursuant to Section 12.1 against (i) any payment of the Purchase Price hereunder or under the Non-Compete Agreements or (ii) any distributions or other payments payable to Seller pursuant to the Operating Agreement; provided, however, provided, however, (i) that Purchaser shall not withhold or set off any such amounts if Purchaser elects to seek any other remedy available to Purchaser, at law or in equity and (ii) the Purchaser may only exercise such right of offset in respect of claims relating to Damages actually incurred by Purchaser (in which case the amount of such offset shall be the amount of such actual Damages) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser’s good faith estimate of the amount of indemnifiable Damages that will ultimately be payable to the Purchaser in respect of such claims). If any such claims for indemnity are resolved in favor of the Seller by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to the Purchaser in respect of such claim, the Purchaser shall pay to the Seller the excess amount withheld with respect to such claim, together with interest thereon for the period such amount has been withheld at a rate equal to the published "prime rate" of interest for money center banks as published in The Wall Street Journal (Eastern edition), in effect from time to time during the relevant period.

14.2    In no event shall the Seller’s indemnity obligations under Section 12.1  exceed an amount equal to $1,000,000.00, which is equivalent to two times the Purchase Price.

15.    TAXES.

To the extent an obligation to pay any tax on the Purchased Assets arises under applicable law, Seller agrees to pay any taxes duly imposed on the sale of the Purchased Assets.

16.    DISCLAIMER OF LIABILITIES.

Purchaser does not assume and will not be responsible for any debts, obligations or liabilities of Seller, accrued or unaccrued, fixed or contingent regardless of the character thereof and regardless of when asserted, including without limitation: (i) any employee liabilities for unemployment compensation or premiums, workers’ compensation claims or premiums; (ii) property or casualty insurance premiums; (iii) accrued employee vacations, unfunded or under funded employee benefit plans, whether multi employer or otherwise; (iv) any liability of Seller arising from indebtedness for borrowed money or long-term debt of Seller; (v) any liability arising from, or in connection with the conduct of Seller’s business or the ownership of the Purchased Assets by Seller on or prior to the Closing Date; (vi) any liability of Seller for Taxes owed to any taxing authority; (vii) any liability or obligation of Seller under any contract or commitment; (viii) any accounts payable; (ix) any liability arising out of the employment or termination of employment of any person employed by Seller; or (x) any other liability of any nature (collectively, the “Retained Liabilities”), it being understood that all of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and/or discharged solely by Seller.

17.    TAX ALLOCATION OF PURCHASE PRICE.

For purposes of each party’s reporting of the transactions contemplated by this Agreement to the United States Department of Internal Revenue Service, prior to the Closing, the parties shall agree as to a schedule allocating the Purchase Price amongst the Purchased Assets which shall be set forth on Exhibit G, adjusted for additions and deletions of the Purchased Assets between the Effective Date of this Agreement and the Closing. The Purchase Price allocation as agreed upon by the parties shall be evidenced by the completion, by both Seller and Purchaser, of Form 8594, Asset Acquisition Statement Under Section 1060 if the transactions contemplated hereby constitute the sale and purchase of a trade or business. Such Form is to be attached to both the Seller’s and Purchaser's tax return in the tax year of the sale.

18.    MISCELLANEOUS.

18.1    Headings. The headings in this Agreement are for convenience of reference only and do not limit or otherwise affect any of the terms or provisions of this Agreement.

18.2    Governing Law. The laws of the State of Ohio govern all matters arising out of this Agreement and the rights and obligations of the parties under this Agreement without consideration of Ohio’s conflicts of laws principles.

18.3    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will be fully severable, and this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18.4    Entire Agreement. This Agreement and all documents and agreements referred to in this Agreement supersede all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the parties concerning this subject matter and constitute the entire agreement between the parties with regard to this subject matter; provided that the Mutual Non-Disclosure Agreement executed by the parties on or about February 22, 2006, as the same has been amended by that certain Summary of Principal Terms, shall survive the execution of this Agreement and continue to bind the parties. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth in this Agreement.

18.5    Waiver. Waiver of the benefit of any provision of this Agreement must be in writing and signed by the party against whom enforcement is sought to be effective. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement will be deemed to constitute a waiver by that party of compliance by the other party with any of the covenants or other obligations contained in this Agreement. A failure by a party to insist upon strict compliance with any term of this Agreement, enforce any right or seek any remedy upon any breach of any other party will not affect, or constitute a waiver of, that party’s right to insist upon strict compliance, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default.

18.6    Binding on Successors. This Agreement applies to and binds the successors and permitted assigns of the parties.

18.7    Amendments. No amendment of this Agreement is valid unless in writing and the party against whom enforcement is sought signs it.

18.8    Notices. The parties shall give any notice or other communication required or permitted in this Agreement in writing and shall deliver any notice by personal delivery, overnight delivery service, certified mail, return receipt requested, postage prepaid, regular U.S. mail, postage prepaid or facsimile transmission. A notice is deemed given upon delivery of the notice in person, on the day after the notice is deposited with an overnight delivery service, two days after the notice is deposited with the United States Postal Service certified mail, return receipt requested, postage prepaid, two days after the notice is deposited with the United States Postal Service regular U.S. mail, postage prepaid, or immediately when sent by facsimile transmission, and addressed or faxed as follows:

If to Seller or Stockholder:	Electronic Billboard Technology, Inc.
c/o Nano-Proprietary, Inc.
3006 Longhorn Boulevard
Suite 107
Austin, Texas 78758
Attn: Douglas Baker

With a copy to:	Kelley Drye Collier Shannon
3050 K Street, NW
Suite 400
Washington, DC 20007
Attn: David Ervin, Esq.

If to Purchaser:	NOVUS Displays, LLC
4480 Lake Forest Drive
Suite 412
Cincinnati, Ohio 45242
Attn: President
with a copy to:	Dinsmore & Shohl LLP
1900 Chemed Center
255 E. Fifth Street
Cincinnati, Ohio 45202
Attn: Martin Miller, Esq.

From time to time, either party may designate another address for all purposes of this Agreement if it gives to the other party not less than three days advance notice of the change of address in accordance with the provisions of this Agreement. The failure or refusal of a party to accept receipt of a notice or other communication under this Agreement shall not invalidate the notice.

18.9    Presumption. This Agreement or any section of this Agreement will not be construed against any party due to the fact that the party drafted this Agreement or any section of this Agreement.

18.10       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Execution of this Agreement via facsimile will be effective, and signatures received via facsimile will be binding upon the parties and effective as originals. The parties expressly acknowledge that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal will be deemed to be “written” and a “writing” for all purposes of this Agreement.

18.11       Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Agreement does not confer any such rights, upon any other person or entity.

18.12       Expenses. Seller, Stockholder, Member and Purchaser shall each pay their own expenses incidental to this Agreement, including, without limitation, fees and expenses of their respective agents, representatives, counsel, accountants, and other experts.

18.13       Attorneys’ Fees. If any party resorts to legal action to enforce any of its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses associated with such legal action, including, but not limited to court costs and reasonable attorneys’ fees at trial or appeal.

18.14      Further Assurances. Before and after the Closing, either party shall promptly execute and deliver to the other party (upon the other party’s written request) such other instruments or documents as the other party reasonably deems necessary or appropriate to carry out and effect the purpose and intent of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties as of the Effective Date.

SELLER:	PURCHASER:
ELECTRONIC BILLBOARD TECHNOLOGY, INC.	NOVUS DISPLAYS, LLC
By: /s/ Douglas P. Baker	By: /s/ Scott Wampler
Title: Vice President and Corporate Secretary	Title: Chief Executive Officer
STOCKHOLDER:	MEMBER:
NANO-PROPRIETARY, INC.	NOVUS COMMUNICATION TECHNOLOGIES, INC.

By: /s/ Douglas P. Baker	By: /s/ Scott Wampler
Title: Vice President and Corporate Secretary	Title: Chief Executive Officer

LIST OF EXHIBITS

Exhibit A	Intellectual Property
Exhibit B	Other Excluded Assets
Exhibit C	Form of Noncompete Agreement
Exhibit D	Bill of Sale and Assignment and Assumption Agreement
Exhibit E	Press Release
Exhibit F	Form of Consulting Agreement
Exhibit G	Tax Allocation of Purchase Price